Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by and among Supreme Industries, Inc., and Supreme Indiana Operations, Inc., (collectively, “the Company”) and Kim Korth (“Executive”) as of May 3, 2012.  The Company and Executive are referred to as the “Parties.”

WHEREAS, Executive has been employed by the Company as the Chief Executive Officer for the Company;

WHEREAS, Executive entered into an Employment Agreement with the Company, effective as of September 23, 2011 (the “Employment Agreement”);

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them concerning Executive’s hiring, employment and separation from the Company and all disputes arising from or during Executive’s employment, Employment Agreement, any benefits, bonuses and compensation connected with such employment, and all other disputes that the Parties may have for any reason.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           End of Executive’s Employment and the Employment Agreement.  The Parties agree that Executive’s employment with the Company terminated on March 30, 2012 (the “Separation Date”):  Effective as of the Separation Date, all of Executive’s positions with the Company and its affiliates and subsidiaries, including her positions as Chief Executive Officer and director of the Company’s Board of Directors, and all other officer and director positions with any of its affiliates and subsidiaries, shall terminate.  Executive shall execute all documents and take such further steps as may be required to effectuate such termination(s).  Executive agrees that this Agreement fully supersedes any and all prior agreements relating to her employment with the Company, all of which shall terminate upon the Effective Date, including but not limited to the Employment Agreement (with the exception of the Surviving Provisions, as defined below).

2.           Certain Payments and Benefits.

(a)           Accrued Obligations.  Regardless of whether Executive signs this Agreement, the Company shall pay Executive for all unpaid salary earned through the Separation Date (“Accrued Obligations”).

(b)           Severance Payments.  Subject to Executive’s consent to and fulfillment of Executive’s obligations in this Agreement and the Surviving Provisions in her Employment Agreement, and provided that Executive does not revoke this Agreement under Paragraph 19, the Company shall pay Executive the amount of $285,000.00 (which is equal to nine (9) months of Executive’s Base Salary (as that term is defined in the Employment Agreement)), minus normal payroll withholdings and taxes (“Severance Payments”), payable in accordance with the Company’s regular payroll practices beginning on the first payroll date occurring on or after the sixtieth (60th) day following the Separation Date and continuing for a period of nine (9) months.  The Severance Payments will not be treated as compensation under the Company’s 401(k) Plan or any other retirement plan.

(c)           Annual Bonus.  Subject to Executive’s consent to and fulfillment of Executive’s obligations in this Agreement and the Surviving Provisions in her Employment Agreement, and provided that Executive does not revoke this Agreement under Paragraph 19(i) the Company shall pay Executive an Annual Bonus for calendar year 2011 in the amount of $75,000, minus normal payroll withholdings and taxes, payable in a lump sum payment promptly after the Separation Date but in no event later than on the sixtieth (60th) day following the Separation Date, and (2) Executive shall be eligible to receive a pro-rated Annual Bonus for calendar year 2012 pursuant to the terms of Section 5.4(iii) of the Employment Agreement, payable on or before March 15, 2013 subject to the limitations on payment set forth therein.

(d)           Ownership Transaction Incentive Plan.  Executive shall remain eligible for benefits under the Company’s Ownership Transaction Incentive Plan (the “OTIP”) for the twelve (12) month period immediately following the Separation Date, in accordance with the terms and conditions set forth in the OTIP.  Executive acknowledges and understands that her participation in the OTIP shall end at the end of the twelve (12) month period following the Separation Date, and if no change of control (as defined in the OTIP) has occurred by such date, she shall forfeit all rights to any payments under the OTIP on such date.

(e)           Legal Expenses.  The Company shall promptly pay all of the legal fees and expenses due and payable to the firm of JonesDay for services rendered to Executive during the months of February and March through the Separation Date (estimated at $22, 487) up to $23,000 upon receipt of the invoices therefore.

(f)            Benefits.  The Company shall provide Executive under separate cover at Executive’s home address, information necessary and as required by law to facilitate the transmittal of information regarding Executive’s right to elect to continue benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(g)           Indemnification Obligations. The Company acknowledges its indemnity and other obligations to Executive under the Indemnification Agreement by and between the Company and Executive, dated September 23, 2012 (“Indemnification Agreement”).  In particular, the Company acknowledges receipt of the Third Party Complaint filed by Lisa Curie in the pending Supreme Indiana Operations, Inc. v. Lisa Curie and Forest River Inc. Litigation, Cause No. 20C01-1201-PL-00025; Elkhart Circuit Court, State of Indiana (“Curie Litigation”) and intends to fully indemnify Executive in connection with the Curie Litigation in accordance with the terms of the Indemnification Agreement.

(h)           Waiver of Additional Compensation or Benefits/Expenses.  Other than the compensation and payments contemplated by this Agreement, Executive shall not be entitled to any additional compensation, bonuses, benefits, equity, options, payments or grants under the Employment Agreement or any other agreement, benefit plan, long term incentive plan, severance plan or bonus or incentive program established by the Company or any of the Company’s affiliates.  Executive agrees that the release in Paragraph 3 covers any claims Executive might have regarding Executive’s compensation, bonuses, incentive compensation, equity, stock options or grants and any other benefits Executive may or may not have received during Executive’s employment with the Company. Each of the Company and Executive waives any rights to reimbursement of expenses incurred prior to the Separation Date and agrees that the releases in Paragraphs 3 and 4 cover any claims either the Company or Executive may have with respect to such business or non-business expenses.

3.     General Release and Waiver.  In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on her own behalf and on behalf of her agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “ Executive Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, its parent and all of its affiliates, subsidiaries and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, executives, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Company Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to her employment, the Employment Agreement, bonuses, any bonus plan, any long term incentive plan, any equity, incentive compensation, her termination from employment, any other claimed payments, employment contracts, benefits or bonuses or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Employment Agreement, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act; the Employee Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the Lilly Ledbetter Act; the Genetic Information and Nondiscrimination Act; the Employment Non-Discrimination Act, the Indiana Civil Rights Law, or any other federal, state or local whistleblower, discrimination or anti-retaliation statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws, claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing, breach of the Employment Agreement and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees; provided however, Executive specifically does not release any rights under the Age Discrimination in Employment Act arising after the Effective Date of this Agreement, any claims to enforce this Agreement, or any claims which Executive is precluded from waiving by operation of law.  Except as required by law, Executive agrees that she will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company, the Employment Agreement or any of the matters discharged and released in this Agreement.  Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes she may have against the Company or its affiliates.  However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding she may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive’s behalf.  This release shall not apply to any of the Company’s obligations under this Agreement, COBRA continuation coverage benefits or any employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended, in which Executive has vested.  Executive acknowledges that certain of the payments and benefits provided for in this Agreement, including, without limitation, the Company release set forth in Paragraph 4, constitute good and valuable consideration for the release contained in this Paragraph 3.

4.     Company Release.  The Company on its own behalf and on behalf of its officers, directors, shareholders, equity holders, members, partners, agents, executives, consultants, independent contractors, attorneys, advisers, successors and assigns (“Company Releasing Parties”), hereby forever fully releases, remises, acquits and forever discharges the Executive and any of her agents, administrators, representatives, executors, successors, heirs, devisees and assigns (“Executive Released Parties”) from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, or compensatory, punitive or any other kind of damages, which the Company Releasing Parties ever have had in the past or presently have against the Executive Released Parties; provided, however, the Company specifically does not release (a) any rights to enforce this Agreement, (b) any claims based on Executive’s criminal conduct or fraud or (c) any claims it is precluded from waiving by operation of law.

5.     Return of the Company Property.  Within 7 days of the Separation Date, Executive shall, to the extent not previously returned or delivered, without copying or retaining any copies: (a) return all equipment, records, files, documents, data, computer programs, programs or other materials and property in Executive’s possession which belongs to the Company or any one or more of its affiliates, including, without limitation, all computer access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of Confidential

Information (as defined in Section 8.4 of the Employment Agreement), notes, materials, records, reports, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise or on Executive’s personal computer or any other media) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company or any one or more of the Company’s affiliates’ financial information, financial data, financial statements, business information, strategies, sales, customers, vendors, Confidential Information or similar information.  By signing this Agreement, Executive represents and warrants that Executive has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.

6.     No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right.  Rather, the parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.  Based strictly on her actual knowledge without any independent inquiry, Executive represents that Executive is not aware of any (a) illegal acts committed by or on behalf of the Company and that if Executive had been aware of any such conduct she would have reported the same in accord with the Company’s policies, (b) violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, or (c) any facts or circumstances that to her actual knowledge related to any alleged violations, allegations, or claims that the Company has violated any federal, state or foreign law of any kind which, to the Executive’s actual knowledge, were previously unknown to the Board of Directors.

7.     Mutual Non-Disclosure and Confidentiality.  The Parties agree to keep confidential the specific terms of this Agreement and shall not disclose same to any person except that Executive may inform Executive’s financial, tax, professional, pastoral and legal advisors of the contents or terms of this Agreement, and the Company may disclose the terms of this Agreement to those persons as needed (including to implement the terms of this Agreement).  The Company shall disclose the terms of this Agreement and may file it in accordance with applicable law.  Before sharing the Agreement or its terms with Executive’s financial, tax and legal advisors, Executive agrees to notify them of this confidentiality requirement.  If Executive or the Company is required to disclose the Agreement to others by legal process, the Party so ordered shall to the extent practical under the circumstances first give notice to the other Party in order that such other Party may have an opportunity to seek a protective order.  The Parties shall cooperate with each other, should either decide to seek a protective order with all costs and expenses being borne by the party seeking such order.

8.     Mutual Non-Disparagement.  Executive agrees that she will not, directly or indirectly, disclose, communicate, or publish any misleading, false, defamatory, libelous or disparaging information concerning the Company, its executives, officers, board of directors, employees, customers, clients, operations, technology, Confidential Information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same.  The Company agrees that its officers and directors will not make any disparaging or derogatory remarks or statements about Executive or Executive’s prior employment with the Company.  Remarks or statements made by any officer, director, shareholder, principal or employee of the Company to any other officer, director, shareholder, principal, or employee of the Company shall not be covered by this Paragraph 8.  In the event a prospective employer contacts the Company by any means to verify Executive’s employment, the only information that the Company, and its agents or employees will provide will be Executive’s hire date, date of termination and last position held.

9.     Executive Non-Disclosure and Confidentiality.  Executive acknowledges that during her employment with the Company, she received information relating to the Company that is considered Confidential Information as that term is defined in the Employment Agreement.  Executive agrees that she will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information pertaining to the Company.  Executive agrees that she shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of, any Confidential Information pertaining to the Company.  Executive agrees that all Confidential Information is the exclusive property of the Company.

10.  Cooperation.  As a further material inducement to the Company to pay Executive the Severance Payments and for Executive to accept same, Executive hereby agrees to provide her full cooperation, at the request of the Company, with any of the Company Released Parties in any and all such lawsuits, investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during her employment with the Company.  Executive also agrees to be reasonably available to the Company and its representatives (including attorneys) to provide general advice or assistance as requested by the Company.  This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive.  Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives.  Executive acknowledges and understands that her obligations of cooperation under this Paragraph 10 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony.  The Company agrees to (a) pay Executive for the time spent assisting the Company pursuant to this Paragraph 10 at an hourly rate of $200.00 after the expiration of nine (9) months from the Separation Date, and (b) reimburse Executive for reasonable expenses incurred in participating in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, provided that Executive submits acceptable documentation of all such expenses.

11.  No Assignment of Claims.  Executive represents that she has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

12.  Binding Effect of Agreement.  This Agreement shall be binding upon the Company and upon Executive and her heirs, spouse, representatives, successors and assigns.

13.  Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Indiana.  The Company and Executive agree that the language on this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.  Venue of any litigation arising from this Agreement shall be in a state district court of competent jurisdiction in the State of Indiana.  Executive agrees that Executive shall be subject to the personal jurisdiction of the district courts of the State of Indiana.

14.  Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

15.  No Waiver.  This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties.  Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

16.  Surviving Provisions.  Executive and the Company agree that the following provisions in the Employment Agreement shall survive this Agreement and shall remain in full force and effect: Section 6.2, Section 409A Compliance; Section 7, Confidential Information, Non-Competition; Non-Solicitation (including Subsections 7.1-7.9), Section 8, the Definitions, Exhibit A, Indemnification Agreement and Exhibit B, Disclosure and Invention Agreement (collectively, the “Surviving Provisions”).  Executive reaffirms and agrees to observe and abide by the terms of the Surviving Provisions.

17.  Entire Agreement.  Except for the Surviving Provisions, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement, the Employment Agreement and relating to Executive’s employment with the Company.  No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all parties to this Agreement.  Executive represents and acknowledges that in executing this Agreement, she does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.  Executive further represents that she is relying on her own judgment in entering into this Agreement.

18.  Breach of Agreement.  (a) The Parties agree that, if a dispute arises regarding either an alleged breach of the provisions of this Agreement or any other claim or controversy related to this Agreement, written notice shall be given to each Party, and the Party alleged to be in breach shall be given ten (10) days from receipt of the written notice in which to cure the breach.  Written notice will be provided:

To Executive:

Kim Korth
17846 Dewberry
Grand Haven, MI 49417

To the Company:

Supreme Industries, Inc.,
Supreme Indiana Operations, Inc.

2581 E. Kercher Road

P.O. Box 237

Goshen IN 46527

(b) Notwithstanding the foregoing, (i) in the event that the Company in good faith reasonably believes that Executive has breached the Non-competition provisions set forth in Section 7.3 of the Employment Agreement, the Company shall provide Executive written notice of such alleged breach and Executive shall be given three (3) business days from receipt of the written notice in which to cure the breach, and (ii) in the event (y) the Company in good faith reasonably believes that Executive has breached the provisions of Paragraph 9 of this Agreement or Section 7.1 of the Employment Agreement, or (z) any breach under subparagraph 18(b)(i) has not been cured within the permitted cure period, the Company may cease paying all remaining Severance Payments and recover any Severance Payments that were paid to Executive after the date of any breach under clause (y) hereunder or, the expiration of the cure period under clause (z) hereunder, as applicable. The Company acknowledges that Executive will continue to be engaged in the business of consulting with companies in the automotive and transportation sector and that such activities, by themselves, will not be deemed a breach of this Agreement or the Employment Agreement.

19.  Knowing and Voluntary Waiver.  Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that she was given this Agreement on March 30, 2012 for review, and has been given a period of 21 days to consider whether to agree to the terms contained herein, (ii) acknowledges that she has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) acknowledges that she understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act, as amended (“ADEA”) prior to the date on which Executive signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby.  Furthermore, Executive acknowledges that the promises and benefits provided for in Paragraph 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.

This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the “Effective Date”).  During the seven-day period prior to the Effective Date, Executive may revoke her agreement to accept the terms hereof by indicating in writing to the Company her intention to revoke.  If Executive exercises her right to revoke hereunder, Executive shall forfeit her right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, Executive agrees that she will immediately reimburse the Company for the amounts of such promises and benefits.

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I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

/s/ Kim Korth
KIM KORTH
4/19/12
Date

STATE OF MINNESOTA

COUNTY OF OLMSTED

Before me, a Notary Public, on this 19th day personally appeared Kim Korth, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that s/he has executed this Agreement on behalf of himself and her heirs, for the purposes and consideration therein expressed.

Given under my hand and seal of office this 19th day of  April, 2012.

/s/ Anna C. Brouwer
Notary Public in and for the State of Minnesota

(PERSONALIZED SEAL)

SUPREME INDIANA OPERATIONS, INC.

By:	/s/ William J. Barrett
Title:	Director

Date:	5/3/2012

STATE OF INDIANA

COUNTY OF ELKHART

Before me, a Notary Public, on this day personally appeared William J. Barrett, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Supreme Indiana Operations, and that s/he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this 3rd day of May, 2012.

/s/ Paula S. Cassel
Notary Public in and for the State of Indiana

(PERSONALIZED SEAL)

SUPREME INDUSTRIES, INC.

By:	/s/ William J. Barrett
Title:	Director

Date:	5/3/2012

STATE OF INDIANA

COUNTY OF ELKHART

Before me, a Notary Public, on this day personally appeared William J. Barrett, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Supreme Industries, and that s/he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this 3rd day of May, 2012.

/s/ Paula S. Cassel
Notary Public in and for the State of Indiana

(PERSONALIZED SEAL)